Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA REPORTS FISCAL 2016 SECOND QUARTER FINANCIAL RESULTS AND BUSINESS PROGRESS

REDWOOD CITY, Calif. – February 4, 2016 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter ended December 31, 2015. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“We made significant commercial, operational and development progress over the course of the last several months including our recent agreement with Intuitive Surgical and 510(k) U.S. market clearance for our Microcutter XCHANGE® 30 with the white cartridge for indications in thoracic, pediatric and urologic surgeries including vascular tissue,” said Julian Nikolchev, president and CEO of Cardica. “In addition to our focus on video assisted thoracic surgery (VATS), in the EU, we are now developing relationships with a select group of key opinion leaders in the U.S. in the fields of thoracic and pediatric surgery to build deep relationships within high volume and academic centers, focusing on procedures where the MicroCutter may truly be enabling for less invasive techniques.”

Mr. Nikolchev continued, “In parallel with our controlled commercial outreach focusing on clinical adoption, we continue to make progress in the development of our MicroCutter Generation 4 surgical stapler for use in a wider range of tissue thicknesses. We have completed initial burst pressure and tissue thickness testing of the device, with positive results, and continue to develop the supply chain for this device.”

Recent Highlights and Accomplishments

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Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to use the MicroCutter XCHANGE 30 surgical stapling device with a white cartridge for the transection and resection in open or minimally invasive thoracic, pediatric and urologic surgical procedures including vascular tissue. This clearance complements the existing indications for use of the MicroCutter XCHANGE 30 in surgical procedures in the small and large intestine and in the appendix.

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Amended the license agreement with Intuitive Surgical to include an agreement providing for the evaluation and potential development of a surgical stapling cartridge for use with Intuitive Surgical’s da Vinci® Surgical Systems. Under the terms of the amendment, Intuitive Surgical paid Cardica $2 million to extend its rights to improvements in Cardica’s stapling technology and certain patents from August 2013 until August 2018 and to provide for a feasibility evaluation period of up to six months. The feasibility evaluation allows Intuitive Surgical to test and evaluate Cardica’s MicroCutter XCHANGE technology, and upon completion, Intuitive Surgical will have the option to initiate a joint development program for an 8 millimeter in diameter surgical stapling cartridge for use with the da Vinci Surgical System. Cardica may receive further funding for development of the cartridge and tooling as well as a unit-based royalty on commercial sales.

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The company’s MicroCutter XCHANGE 30 was featured in a presentation by Joel Dunning, M.D., cardiothoracic surgeon at James Cook University Hospital, Department of Cardiothoracic Surgery in Middlesbrough, U.K., at The Society of Thoracic Surgeons and American Association for Thoracic Surgery’s Tech Conference (STS/AATS Tech-Con) during the “Lung Surgery of the Future” program track.

Fiscal 2016 Second Quarter and First Six Months Ended December 31, 2015, Financial Results

Total product sales were $0.7 million for the fiscal 2016 second quarter, compared with approximately $0.6 million for the fiscal 2015 second quarter. Product sales in the fiscal 2016 second quarter were negatively impacted by Cardica’s voluntary market withdrawal of the blue cartridge in November 2015. Total revenue was approximately $0.7 million for both the fiscal 2016 and fiscal 2015 second quarters.

Cost of product sales was approximately $0.9 million for both the fiscal 2016 and fiscal 2015 second quarters. Research and development expenses were approximately $1.6 million for the second quarter of fiscal 2016, compared with $1.8 million for the second quarter of fiscal 2015. Selling, general and administrative expenses were $2.2 million for the fiscal 2016 second quarter, compared with $3.2 million for the fiscal 2015 second quarter.

The net loss for the fiscal 2016 second quarter was approximately $4.0 million, or $0.05 per share, compared with a net loss of approximately $5.4 million, or $0.06 per share, for the fiscal 2015 second quarter.

Total revenue was approximately $1.4 million for the first six months of fiscal 2016, compared with $1.7 million for the same period of fiscal 2015. Total operating costs and expenses for the six months ended December 31, 2015, were approximately $10.0 million, compared with approximately $12.0 million for the six months ended December 31, 2014. Net loss for the six months ended December 31, 2015, was approximately $8.7 million, or $0.10 per share, compared with a net loss of $10.5 million, or $0.12 per share for the same period of fiscal 2015.

Cash, cash equivalents and investments as of December 31, 2015 were approximately $18.5 million, which does not include the $2 million from the signing of the license agreement with Intuitive Surgical. This compares with approximately $21.9 million at September 30, 2015. As of December 31, 2015, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 800-901-5241 from the United States and Canada or 617-786-2963 internationally. The conference ID is 61547195. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through February 11, 2016, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 80216818.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and minimally invasive surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, that includes a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter and staples, is manufactured and cleared for use in the United States for transection and resection in multiple open or minimally invasive urologic, thoracic and pediatric surgical procedures, as well as application for transection, resection and/or creation of anastomoses in the small and large intestine and the transection of the appendix. The MicroCutter XCHANGE 30 white cartridge staple has application in vascular tissue. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 57,500 units throughout the world.

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Forward-Looking Statements

The statements in this press release regarding Cardica’s beliefs as to the timing of development of its enhanced MicroCutter device are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to its enhanced MicroCutter device due to unanticipated technical or other difficulties; risks inherent in obtaining regulatory approvals; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, under the caption “Risk Factors,” filed on November 12, 2015. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenue
Product sales, net	$683	$639	$1,420	$1,690
Royalty revenue	17	18	35	35
Total	700	657	1,455	1,725

Operating costs and expenses
Cost of product sales	889	944	1,912	2,577
Research and development	1,630	1,848	3,246	3,584
Selling, general and administrative	2,161	3,205	4,818	5,863
Total operating costs and expenses	4,680	5,997	9,976	12,024

Loss from operations	(3,980)	(5,340)	(8,521)	(10,299)
Interest and other income	16	10	35	14
Interest expense	(123)	(112)	(243)	(222)
Net loss	$(4,087)	$(5,442)	$(8,729)	$(10,507)
			-	-
Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.10)	$(0.12)

Shares used in computing basic and diluted net loss per share	89,018	88,955	88,991	88,950

Consolidated Balance Sheets

(amounts in thousands)

	December 31,	June 30,
	2015	2015
	(unaudited)
Assets
Cash, cash equivalents and investments	$18,480	$25,206
Accounts receivable	533	424
Inventories	1,018	1,391
Other assets	1,777	2,273
Total assets	$21,808	$29,294

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,555	$1,849
Deferred revenue	2,528	2,528
Long term debt	2,971	2,828
Total stockholders' equity	13,754	22,089
Total liabilities and stockholders' equity	$21,808	$29,294